CINCINNATI FINANCIAL CORPORATION Investor Contact: Dennis E. McDaniel, 513-870-2768 CINF-IR@cinfin.com Media Contact: Joan O. Shevchik, 513-603-5323 Media_Inquiries@cinfin.com

Cincinnati Financial Reports First-Quarter 2010 Results

Cincinnati, April 28, 2010 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	First-quarter 2010 net income of $68 million, or 42 cents per share, compared with $35 million, or 22 cents per share, in the first quarter of 2009.

•	Operating income* of $63 million, or 39 cents per share, compared with $37 million, or 23 cents per share.

•
First-quarter 2010 net income nearly doubled the year-ago result, driven by the after-tax net effect of three major contributing items: a $24 million increase from property casualty underwriting results, a $7 million increase from net realized investment gains, and a $3 million increase from investment income. The higher property casualty contribution reflected lower weather-related catastrophes and more favorable development on open insurance claims that originated prior to 2010.

•	$29.86 book value per share at March 31, 2010, up 2 percent from December 31, 2009.

•	Value creation ratio of 3.4 percent for the first quarter 2010, compared with negative 5.7 percent for the 2009 first quarter.

Financial Highlights
(Dollars in millions except share data)	Three months ended March 31,
	2010	2009	change %
Revenue Highlights
Earned premiums	$746	$765	(2)
Investment income, pre-tax	130	124	5
Total revenues	887	890	0
Income Statement Data
Net income	$68	$35	94
Net realized investment gains and losses	5	(2)	nm
Operating income*	$63	$37	70
Per Share Data (diluted)
Net income	$0.42	$0.22	91
Net realized investment gains and losses	0.03	(0.01)	nm
Operating income*	$0.39	$0.23	70

Book value	$29.86	$23.88	25
Cash dividend declared	0.395	0.39	1
Diluted weighted average shares outstanding	163,310,451	162,663,625	0

Insurance Operations Highlights

•	102.6 percent first-quarter 2010 property casualty combined ratio improved from 107.5 percent for the first quarter of 2009.

•	3 percent decline in property casualty net written premiums, which included personal lines segment growth of 7 percent.

•
$92 million first-quarter 2010 property casualty new business written by agencies, down $5 million from first-quarter 2009. $8 million was contributed by agencies appointed since the beginning of 2009.

•	5 cents per share contribution from life insurance to first-quarter operating income, matching the first-quarter 2009 result.

Investment and Balance Sheet Highlights

•	Investment income, after income tax effects, grew 3 percent in the first quarter, driven by pre-tax interest income growth of 11 percent.

•	21 percent year-over-year increase in fair value of invested assets plus cash at March 31, 2010, including bond portfolio growth of 25 percent and equity portfolio growth of 23 percent.

•	25 percent growth in book value since March 31, 2009. Shareholders’ equity grew to $4.865 billion.

•	Parent company cash and marketable securities of $1.044 billion at March 31, 2010, up 5 percent from year-end.

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures on Page 11 defines and reconciles measures presented in this release that are not based on Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement (see Page 9).

Improving Trends

Kenneth W. Stecher, president and chief executive officer, commented, “First-quarter trends were largely positive, including better weather in the Midwest. The result was operating earnings and net income well above amounts achieved in the comparable 2009 quarter. The first-quarter property casualty insurance underwriting loss narrowed as our policyholders experienced fewer weather-related catastrophe losses and fewer large losses individually amounting to $250,000 or higher. We also noted improved pricing trends for our personal lines policies and nearly flat pricing for our commercial renewal policies.

On the investment side of our business, our rebalanced portfolio generated investment income exceeding first-quarter 2009 by 5 percent before taxes. Equities and bonds in the portfolio further appreciated in fair value, leading to a fourth consecutive quarter of increasing financial strength, with growth of our invested assets, total assets, book value and statutory surplus for both our property casualty insurance group and for our life insurance company.”

Insurance Growth and Profitability

Stecher continued, “With a 102.5 percent combined ratio for the first quarter, our personal lines segment is drawing closer to underwriting profitability. Our modest levels of personal lines business in the Northeast and along the Eastern Seaboard helped us avoid major losses from severe winter storms in those areas. Excluding catastrophes, the personal lines current accident year loss ratio is trending favorably, improving to 63.7 percent compared with 70.9 percent for full-year 2009.

“Personal lines net premiums written rose 7 percent, including $18 million of new business for an eighth consecutive quarter of new business growth. This healthy growth comes from expansion of our personal lines agency force and entry into new states over the past two years, as well as homeowner rate changes that began taking effect in the fourth quarter of 2009. Before year-end, we plan to develop predictive modeling that supports greater pricing sophistication for personal auto policies and to implement targeted homeowner rate increases effective in October.

“Our commercial lines segment’s combined ratio held steady at 102.1 percent compared with 102.2 percent for the 2009 first quarter. While our average renewal pricing was almost flat, our business policyholders had lower insurable exposures and new business pricing remains competitive. Commercial lines net written premiums fell almost 6 percent, including 13 percent lower new business. Agents in three states entered since December 2008 produced a robust $5 million of new business, only partially offsetting declines in established states. Most of the new business decline came from the workers’ compensation line of business, where we have effected improved underwriting guidelines to help restore profitability. In addition, we are working to reduce the interval between workers’ compensation injuries and reporting of the claim to us, improving our claims response and allowing for better managing of costs. Taking a proactive approach, we also are promoting loss control services available to workers’ compensation policyholders.

“We continue to see great opportunity for our excess and surplus lines company, now in its third year of operations. Net written premiums were $12 million for the first quarter, including $8 million of new business. Our excess and surplus policies feature relatively low policy limits along with significant flexibility in pricing and terms and conditions.

Continuing to Invest in Strong Agency Relationships

“Our underwriting expense ratio spiked in the first quarter, reflecting lower earned premiums; higher assessments, self-funded insurance costs and contingent liabilities; and the investments we are making to expand and to strengthen our ties with the independent agencies that represent us. Our technology systems are key to this effort. During the first quarter, our new policy administration system for commercial packages and auto rolled out to three of the 19 states scheduled to receive it in 2010. A new version of our personal lines administration system rolled out to 28 states in February, with ongoing efforts to improve speed and implement agent-suggested enhancements. We continue to invest in training so our agents can get the most benefit from these systems and in additional technology projects to expand our use of predictive modeling, develop our data warehouse and introduce additional online services for policyholders.

“Each of these initiatives is expected to provide efficiency benefits over the long term to the company and to our agencies. We also continue to invest in new agency relationships, including staffing in new states and territories. We expect during the second half of 2010 to deploy field staff and appoint our first agencies in Connecticut and Oregon. We’re expanding our product portfolio too. Our new Target Markets department was staffed during the first quarter with specialists who will research, develop, market, monitor and manage products that help our agents target selected classes of business.

“Over the first four months of 2010, our executive team has held 20 sales meetings with our agency customers in locations across our operating territory. Agents enthusiastically affirmed the value to their agencies of our investments in efficiency and service, including extending to commercial package and auto policies the option for the company to directly bill policyholders. Agents also appreciate our efforts to broaden use of workers’ compensation specialists, provide proactive loss control services and develop dedicated marketing support for target products. They are confident that these measures help them gain new business opportunities and make us a stronger competitor for the best accounts within their agencies.

Creating Long-Term Value

Stecher concluded, “Book value per share growth for the quarter included 63 cents from a higher investment portfolio valuation including realized gains and 47 cents from investment income in non-life insurance portfolios, lowered by 39.5 cents for shareholder dividends and 9 cents of other items, principally insurance operations and interest on corporate debt. We continue to measure the overall progress of our insurance and investment operations through the value creation ratio, which reflects our ability to pay shareholder dividends plus our ability to increase book value. That ratio was 3.4 percent for the first quarter, representing nearly 14 percent on an annualized basis. We continue to be confident that our initiatives are taking us steadily in the right direction to achieve an annual average ratio in the range of 12 percent to 15 percent for the 2010 to 2014 period.”

Consolidated Property Casualty Insurance Operations
(Dollars in millions)	Three months ended March 31,
	2010	2009	Change %
Agency renewal written premiums	$682	$695	(2)
Agency new business written premiums	92	97	(5)
Other written premiums	(18)	(14)	(29)
Net written premiums	756	778	(3)
Unearned premium change	(48)	(46)	(4)
Earned premiums	708	732	(3)

Loss and loss expenses	475	544	(13)
Underwriting expenses	252	243	4
Underwriting loss	$(19)	$(55)	65

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	69.5%	65.8%	3.7
Current accident year catastrophe losses	3.1	7.5	(4.4)
Prior accident years before catastrophe losses	(4.6)	1.2	(5.8)
Prior accident year catastrophe losses	(1.0)	(0.3)	(0.7)
Total loss and loss expenses	67.0	74.2	(7.2)
Underwriting expenses	35.6	33.3	2.3
Combined ratio	102.6%	107.5%	(4.9)
Contribution from catastrophe losses and prior years reserve development	(2.5)	8.4	(10.9)
Combined ratio before catastrophe losses and prior years reserve development	105.1%	99.1%	6.0

•
$22 million or 3 percent decline in first-quarter 2010 property casualty net written premiums, reflecting the effects of economically-driven insured exposure decreases and avoidance of business we considered underpriced. The decline was somewhat offset by targeted growth initiatives, including a $5 million increase in excess and surplus lines net written premiums.

•
$5 million decrease in new business written by agencies in the first quarter of 2010 compared with the first quarter of 2009, including a $10 million decrease for commercial lines and a $4 million increase for personal lines.

•
1,179 agency relationships with 1,460 reporting locations marketing standard market property casualty insurance products at March 31, 2010, compared with 1,180 agency relationships with 1,463 reporting locations at year-end 2009. 11 new agency appointments were made while relationships with a similar number of agencies ended, in some cases due to a purchase by another agency with a Cincinnati relationship.

•	4.9 percentage-point improvement in the first-quarter GAAP combined ratio, including 4.4 points for lower catastrophe losses from weather events occurring during the first-quarter.

•
Underwriting results benefitted from the impact of favorable prior accident year reserve development of $39 million for the first quarter of 2010 compared with an unfavorable amount of $7 million for the same period of 2009, accounting for 6.5 percentage points of improvement in the GAAP combined ratio.

The following table shows incurred catastrophe losses for the first quarters of 2010 and 2009.

(In millions, net of reinsurance)			Three months ended March 31,
			Commercial	Personal
Dates	Cause of loss	Region	lines	lines	Total
2010
Jan. 7	Freezing, wind	South, Midwest	$4	$2	$6
Feb. 4	Ice, snow, wind	East, Midwest	4	1	5
Feb. 9	Ice, snow, wind	East, Midwest	6	2	8
All Other			2	1	3
Development on 2009 and prior catastrophes			(6)	(1)	(7)
Calendar year incurred total			$10	$5	$15

2009
Jan. 26-28	Flood, freezing, ice, snow	South, Midwest	$6	$14	$20
Feb. 10-13	Flood, hail, wind	South, Midwest, East	11	19	30
Feb. 18-19	Wind, hail	South	-	5	5
Development on 2008 and prior catastrophes			(3)	1	(2)
Calendar year incurred total			$14	$39	53

Insurance Operations Highlights

Commercial Lines Insurance Operations
(Dollars in millions)	Three months ended March 31,
	2010	2009	Change %
Agency renewal written premiums	$533	$557	(4)
Agency new business written premiums	66	76	(13)
Other written premiums	(11)	(7)	(57)
Net written premiums	588	626	(6)
Unearned premium change	(65)	(69)	6
Earned premiums	523	557	(6)

Loss and loss expenses	353	388	(9)
Underwriting expenses	181	181	0
Underwriting loss	$(11)	$(12)	0

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	71.1%	65.2%	5.9
Current accident year catastrophe losses	3.0	3.1	(0.1)
Prior accident years before catastrophe losses	(5.5)	2.1	(7.6)
Prior accident year catastrophe losses	(1.2)	(0.6)	(0.6)
Total loss and loss expenses	67.4	69.8	(2.4)
Underwriting expenses	34.7	32.4	2.3
Combined ratio	102.1%	102.2%	(0.1)
Contribution from catastrophe losses and prior years
reserve development	(3.7)	4.6	(8.3)
Combined ratio before catastrophe losses and prior
years reserve development	105.8%	97.6%	8.2

•
$38 million or 6 percent decline in first-quarter 2010 commercial lines net written premiums. Lower renewal premiums reflected lower insured exposure levels due to the weak economy and modest pricing declines estimated at less than 1 percent for the average policy. Lower new business premiums included a $7 million decrease for workers’ compensation.

•	Combined ratio reflected favorable prior accident year reserve development offset by higher current accident year results.

•
71.1 percent ratio for current accident year losses and loss expenses before catastrophes, improved slightly from 72.5 percent full-year 2009, including new losses greater than $4 million down 1.3 percentage points.

•
2.3 percentage-point increase in the underwriting expense ratio increase was primarily due to lower earned premiums and higher technology expenses related to the recently deployed policy administration system.

Personal Lines Insurance Operations
(Dollars in millions)	Three months ended March 31,
	2010	2009	Change %
Agency renewal written premiums	$143	$137	4
Agency new business written premiums	18	14	29
Other written premiums	(6)	(6)	0
Net written premiums	155	145	7
Unearned premium change	19	26	(27)
Earned premiums	174	171	2

Loss and loss expenses	112	152	(26)
Underwriting expenses	67	54	24
Underwriting loss	$(5)	$(35)	86

Ratios as a percent of earned premiums:			Pt. Change
Current accident year before catastrophe losses	63.7%	67.4%	(3.7)
Current accident year catastrophe losses	3.3	22.0	(18.7)
Prior accident years before catastrophe losses	(2.3)	(1.4)	(0.9)
Prior accident year catastrophe losses	(0.3)	0.6	(0.9)
Total loss and loss expenses	64.4	88.6	(24.2)
Underwriting expenses	38.1	32.1	6.0
Combined ratio	102.5%	120.7%	(18.2)
Contribution from catastrophe losses and prior years
reserve development	0.7	21.2	(20.5)
Combined ratio before catastrophe losses and prior
years reserve development	101.8%	99.5%	2.3

•	$10 million or 7 percent increase in first-quarter 2010 personal lines net written premiums, reflecting improved pricing and strong new business growth.

•	18.2 percentage-point first-quarter combined ratio improvement primarily from lower weather-related catastrophe losses.

•
6.0 percentage-point increase in the underwriting expense ratio increase was primarily due to provisions for commitments and contingent liabilities involving prior years. Costs to develop and maintain the recently deployed policy administration system also contributed to the higher ratio.

Life Insurance Operations
(In millions)	Three months ended March 31,
	2010	2009	change %
Earned premiums	$39	$33	18
Investment income, net of expenses	32	30	7
Other income	-	1	(100)
Total revenues, excluding realized investment gains and losses	71	64	11
Contract holders benefits	42	39	8
Underwriting expenses	16	12	33
Total benefits and expenses	58	51	14
Net income before income tax and realized investment gains and losses	13	13	0
Income tax	5	5	0
Net income before realized investment gains and losses	$8	$8	0

•
17 percent increase to $37 million in first-quarter 2010 earned premiums for life insurance products, driving earned premiums for the segment. Increase included 21 percent rise to $22 million in term life insurance earned premiums, reflecting marketing advantages of competitive, up-to-date products, personal service and policies backed by financial strength. In addition to life insurance products, total earned premiums also include annuity and accident and health premiums.

•	2 percent rise in face amount of life policies in force to $70.936 billion at March 31, 2010, from $69.815 billion at year-end 2009.

•
$65 million in first-quarter 2010 fixed annuity deposits received compared with $12 million in first quarter 2009 and $181 million in full year 2009. Cincinnati Life does not offer variable or indexed products.

•	First-quarter 2010 profit was in line with 2009 as higher earned premiums were offset by increased life insurance policy reserves and underwriting expenses related to the increased premium production.

•
GAAP shareholders’ equity for The Cincinnati Life Insurance Company increased during the first quarter of 2010 by $34 million, or 5 percent, to $700 million. Net after-tax unrealized gains were up $27 million.

Investment and Balance Sheet Highlights

Investment Operations
(In millions)	Three months ended March 31,
	2010	2009	Change %
Total investment income, net of expenses, pre-tax	$130	$124	5
Investment interest credited to contract holders	(19)	(16)	(19)
Realized investment gains and losses summary:
Realized investment gains and losses, net	3	52	(94)
Change in fair value of securities with embedded derivatives	6	(4)	nm
Other-than-temporary impairment charges	(1)	(50)	98
Total realized investment gains and losses, net	8	(2)	nm
Investment operations income	$119	$106	12

(In millions)	Three months ended March 31,
	2010	2009	Change %
Investment income:
Interest	$107	$96	11
Dividends	24	27	(11)
Other	1	3	(67)
Investment expenses	(2)	(2)	0
Total investment income, net of expenses, pre-tax	130	124	5
Income taxes	(32)	(29)	(10)
Total investment income, net of expenses, after-tax	$98	$95	3

Effective tax rate	24.5%	23.1%

Average yield pre-tax	4.6%	5.1%
Average yield after-tax	3.5%	3.9%

•	5 percent growth in first-quarter 2010 pre-tax investment income and 3 percent after-tax net investment income, as higher interest income on bonds offset lower dividends from equity security holdings.
•	$149 million first-quarter 2010 increase in pre-tax unrealized investment portfolio gains, including $85 million for the bond portfolio and $64 million for the equity portfolio.

(Dollars in millions except share data)	At March 31,	At December 31,
	2010	2009
Balance sheet data
Invested assets	$11,002	$10,643
Total assets	14,616	14,440
Short-term debt	49	49
Long-term debt	790	790
Shareholders' equity	4,865	4,760
Book value per share	29.86	29.25
Debt-to-capital ratio	14.7%	15.0%

	Three months ended March 31,
	2010	2009
Performance measures
Value creation ratio	3.4%	(5.7	) %

•	$11.404 billion in cash and invested assets at March 31, 2010, up from $11.200 billion at December 31, 2009.
•	$8.081 billion bond portfolio at March 31, 2010, with an average rating of A2/A, and with a 3 percent rise in fair value during the first quarter of 2010.
•
$2.838 billion equity portfolio was 25.8 percent of invested assets, including $749 million in pre-tax unrealized gains at March 31, 2010, and with a 5 percent rise in fair value during the first quarter of 2010.

•
$3.690 billion of statutory surplus for the property casualty insurance group at March 31, 2010, up from $3.648 billion at December 31, 2009. Ratio of net written premiums to property casualty statutory surplus for the 12 months ended March 31, 2010, of 0.8-to-1, unchanged from 0.8-to-1 for the 12 months ended December 31, 2009.

•	Value creation ratio of 3.4 percent for the first quarter of 2010 includes 1.3 percent from shareholder dividends and 2.1 percent growth in book value per share.

For additional information or to register for our conference call webcast, please visit www.cinfin.com/investors.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, annuities and surplus lines property and casualty insurance. For additional information about the company, please visit www.cinfin.com.

Mailing Address:	Street Address:
P.O. Box 145496	6200 South Gilmore Road
Cincinnati, Ohio 45250-5496	Fairfield, Ohio 45014-5141

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2009 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 23. Although we often review or update our forward-looking statements when events warrant, we caution our readers that we undertake no obligation to do so.
Factors that could cause or contribute to such differences include, but are not limited to:
•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes
•	Increased frequency and/or severity of claims
•	Inadequate estimates or assumptions used for critical accounting estimates
•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies
•	Delays in adoption and implementation of underwriting and pricing methods that could increase our pricing accuracy, underwriting profit and competitiveness
•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability
•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value
•	Events, such as the credit crisis, followed by prolonged periods of economic instability or recession, that lead to:
o	Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)
o	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities
o	Significant rise in losses from surety and director and officer policies written for financial institutions
•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Increased competition that could result in a significant reduction in the company’s premium volume
•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages
•	Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers
•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

o	Multi-notch downgrades of the company’s financial strength ratings
o	Concerns that doing business with the company is too difficult
o	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace
o	Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements
•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:
o	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business
o	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations
o	Increase our expenses
o
Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

o	Limit our ability to set fair, adequate and reasonable rates
o	Place us at a disadvantage in the marketplace
o	Restrict our ability to execute our business model, including the way we compensate agents
•	Adverse outcomes from litigation or administrative proceedings
•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
•	Difficulties with technology or data security breaches could negatively affect our ability to conduct business and our relationships with agents, policyholders and others
Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as recent measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

Cincinnati Financial Corporation
Condensed Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)	March 31,	December 31,
	2010	2009

Assets
Investments	$11,002	$10,643
Cash and cash equivalents	402	557
Premiums receivable	1,031	995
Reinsurance receivable	570	675
Other assets	1,611	1,570
Total assets	$14,616	$14,440

Liabilities
Insurance reserves	$5,981	$5,925
Unearned premiums	1,549	1,509
6.125% senior notes due 2034	371	371
6.9% senior debentures due 2028	28	28
6.92% senior debentures due 2028	391	391
Other liabilities	1,431	1,456
Total liabilities	9,751	9,680

Shareholders' Equity
Common stock and paid-in capital	1,474	1,474
Retained earnings	3,865	3,862
Accumulated other comprehensive income	722	624
Treasury stock	(1,196)	(1,200)
Total shareholders' equity	4,865	4,760
Total liabilities and shareholders' equity	$14,616	$14,440

(Dollars in millions except per share data)	Three months ended March 31,
	2010	2009

Revenues
Earned premiums	$746	$765
Investment income, net of expenses	130	124
Realized investment gains and losses	8	(2)
Other income	3	3
Total revenues	887	890

Benefits and Expenses
Insurance losses and policyholder benefits	516	581
Underwriting, acquisition and insurance expenses	268	255
Other operating expenses	4	6
Interest expense	14	14
Total benefits and expenses	802	856

Income before income taxes	85	34

Provision (benefit) for income taxes	17	(1)
Net Income	$68	$35

Per Common Share:
Net income—basic	$0.42	$0.22
Net income—diluted	$0.42	$0.22

Definitions of Non-GAAP Information and
Reconciliation to Comparable GAAP Measures

(See attached tables for 2010 reconciliations; prior-period reconciliations available at www.cinfin.com/investors.)

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual and therefore is not reconciled to GAAP data.

Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

Balance Sheet Reconciliation
	Three months ended March 31,
(Dollars are per share)	2010	2009
Value Creation Ratio
End of period book value	$29.86	$23.88
Less beginning of period book value	29.25	25.75
Change in book value	0.61	(1.87)
Dividend paid to shareholders	0.395	0.390
Total contribution to value creation ratio	$1.005	$(1.48)

Contribution to value creation ratio from change in book value*	2.1%	(7.2	) %
Contribution to value creation ratio from dividends paid to shareholders**	1.3	1.5
Value creation ratio	3.4%	(5.7	) %

Net Income Reconciliation

(In millions except per share data)	Three months ended
March 31, 2010
Net income	$68
Net realized investment gains and losses	5
Operating income	63
Less catastrophe losses	(10)
Operating income before catastrophe losses	$73

Diluted per share data:
Net income	$0.42
Net realized investment gains and losses	0.03
Operating income	0.39
Less catastrophe losses	(0.06)
Operating income before catastrophe losses	$0.45

Property Casualty Reconciliation
(Dollars in millions)	Three months ended March 31, 2010
	Consolidated***	Commercial	Personal
Premiums:
Adjusted written premiums - statutory	$735	$568	$155
Written premium adjustment	20	20	0
Reported written premiums - statutory	755	588	155
Unearned premiums change	(48)	(65)	19
Earned premiums	$707	$523	$174

Statutory ratio:
Statutory combined ratio	101.1%	99.3%	106.5%
Contribution from catastrophe losses	2.1	1.8	3.0
Statutory combined ratio excluding catastrophe losses	99.0%	97.5%	103.5%

Commission expense ratio	18.4%	17.2%	22.4%
Other expense ratio	15.7	14.7	19.7
Statutory expense ratio	34.1%	31.9%	42.1%

GAAP ratio:
GAAP combined ratio	102.6%	102.1%	102.5%
Contribution from catastrophe losses	2.1	1.8	3.0
Prior accident years before catastrophe losses	(4.6)	(5.5)	(2.3)
GAAP combined ratio excluding catastrophe losses and prior
years reserve development	105.1%	105.8%	101.8%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on whole dollar amounts.
* Change in book value divided by the beginning of period book value
** Dividend paid to shareholders divided by beginning of period book value
*** Consolidated property casualty data includes results from our surplus line of business